Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

AMONG

PRIORITY TECHNOLOGY HOLDINGS, INC.

AND

TIMOTHY T. SCHNEIBLE

January 18, 2019

DOC ID - 29664930.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) by and among Priority Technology Holdings, Inc., a Delaware corporation with its principal place of business located at 2001 Westside Parkway, Suite 155, Alpharetta, Georgia 30004 (“PRTH”), and Timothy T. Schneible, an individual resident of the State of Georgia with his principal place of residence located at 2925 Aldrich Drive, Cumming, Georgia 30040 (“Employee”) is entered into and effective as of the 18th day of January, 2019 (the “Effective Date”). PRTH and You are collectively referred to herein as the “Parties”. Further, for purposes of this Agreement, the services provided pursuant to this Agreement are to be performed for the benefit of PRTH and its Subsidiary Affiliates, which are collectively referred to herein as the “Company”, as applicable. “Subsidiary Affiliate” means, with respect to PRTH, any corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity that is, directly or indirectly, controlled by or under common control with PRTH.
WHEREAS, PRTH desires to continue to employ Employee on and after the Effective Date and to enter into this Agreement with Employee embodying the terms of such employment; and
WHEREAS, Employee desires to continue to accept such employment by entering into this Agreement with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Term of Employment. Employee became employed by the Company as it’s Chief Operating Officer (“COO”) effective as of October 22, 2018 (“Hire Date”) pursuant to that certain offer letter between the Company and Executive dated October 8, 2018, a copy of which is attached hereto as Exhibit A. PRTH hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment with PRTH, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on the Hire Date and continuing for an initial term of three (3) years with automatic successive one-year extension terms thereafter unless earlier terminated in accordance with the provisions of Section 5 (the “Employment Term”).
2.    Title; Duties. Employee shall serve as the Chief Operating Officer (“COO”) of PRTH and the Companies. Employee shall report to the Board of Directors of PRTH (“the Board”), with specific direct reporting to the Executive Chairman of the Board. Notwithstanding the foregoing obligation to report to the Board and the Executive Chairman, Employee shall provide such management updates, division performance updates, personnel and operational updates, and any such other updates or business performance reports as reasonably requested by the CEO of the Companies from time to time at the CEO’s reasonable request. In the event of a dispute or request for clarification of direction between Employee and the CEO, then such dispute or request for

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clarification shall be submitted to the Board for resolution. Employee agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Executive Chairman shall from time to time reasonably assign to Employee. Employee further agrees to devote substantially all of Employee’s working time and attention on a full time basis to such duties and responsibilities, except for PTO as set forth in Section 4.3, absence for sickness or similar disability in accordance with the Company’s existing policies and practices, and reasonable amounts of time spent performing services for any charitable, religious, or community organizations, so long as such services do not interfere with the performance of Employee’s duties under this Agreement.
3.    No Conflicting Commitments. Employee will not enter into any employment or consulting agreement that, in the opinion of the Board, conflicts with the Company’s interests or that might impair the performance of Employee’s duties as an employee of the Company consistent with the terms of this Agreement.
4.    Compensation and Benefits.
4.1.    Salary & Bonus.
(a)    Base Salary. The Company shall pay Employee for Employee’s services hereunder a base salary at the initial annual rate of Two Hundred Ninety Five Thousand Dollars ($295,000), payable in regular installments in accordance with the Company’s usual payment practices and subject to annual review and increase. Such amount (as it may be increased from time to time) shall be referred to herein as the “Base Salary.” The Company will review the Base Salary of Employee at least annually and may increase (but not decrease other than pursuant to across-the-board reductions for all or substantially all employees or personnel similarly situated) the Base Salary based upon the past and projected performance of the Company.
(b)    Bonus. Beginning with calendar years commencing on and after January 1, 2019, Employee will be eligible to receive an annual bonus during the Employment Term (“Bonus”). The target Bonus for each calendar year shall be an amount equal to but not less than twenty-five percent (25%) and not more than sixty percent (60%) of Employee’s Base Salary with the actual amount to be based on the level of achievement of individual and Company performance criteria established by the Board for such calendar year. Employee will not be eligible to receive any Bonus if Employee is not employed on the last day of the calendar year for which the Bonus is to be paid, except as provided in Section 5 below. The Bonus will be subject to all applicable withholdings and will be paid no later than forty-five (45) days after the end of the applicable calendar year. Notwithstanding the foregoing or anything in this Agreement to the contrary, Employee shall be guaranteed a Bonus for the 2018 calendar year in the amount of Forty Thousand Dollars ($40,000), provided that Employee remains employed with the Company through December 31, 2018 (the “2018 Guaranteed Bonus”). Furthermore, in addition to the 2018

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Guaranteed Bonus, Employee shall be eligible to receive an additional Forty Thousand Dollars ($40,000) for incentive based compensation, provided that Employee achieves the Performance Goals described in Exhibit D, attached hereto (the “Performance Bonus”). The 2018 Guaranteed Bonus will be paid no later than forty-five (45) days after the end of the 2018 calendar year, and the Performance Bonus will be paid no later than forty-five (45) days after completion of the Performance Goals described in Exhibit D.
(c)    Equity Incentive. During the Employment Term, Employee shall be eligible to participate in the PRTH Equity Incentive Plan, under the terms and conditions set forth in the PRTH Equity Incentive Plan. The Company and the Employee shall enter into a restricted stock unit (RSU) award agreement (the “Award Agreement”) pursuant to which the Employee receives the right to to earn up to Two Hundred Fifty Thousand Dollars ($250,000) worth of Restricted Stock Units on each anniversary of his Hire Date with the Company (based on current market value of the Company’s shares on each anniversary of his Hire Date) for the first four (4) years of Participant’s employment with the Company as the Company’s COO, with each annual issuance of Restricted Stock Units subject to a two (2) year vesting schedule as set forth in the Award Agreement (such shares, the “Restricted Stock Unit Award”). Employee and the Company will negotiate in good faith to resolve and execute any applicable PRTH Equity Incentive Plan documents, including any applicable Restricted Stock Unit Award Agreements, within ninety (90) days of the execution of this Agreement. Any Restricted Stock Unit Award Agreement will be in substantially the form as that attached as Exhibit E.
Notwithstanding the foregoing or anything in this Agreement or the PRTH Equity Incentive Plan to the contrary, the unvested portion of any outstanding Restricted Stock Unit award granted to Employee under the PRTH Equity Incentive Plan shall immediately and automatically become one-hundred percent (100%) vested upon the closing of any go-private transaction that causes all of the equity to cease to be publicly traded on Nasdaq or any other public stock exchange or in the event of a Change of Control of the Company. For purposes of this definition, a “Change of Control” shall have such meaning as defined in the Company’s Credit and Guaranty Agreement with SunTrust Bank dated January 3, 2017, as amended from time to time (the “SunTrust Agreement”).
4.2.    Employee Benefits. Subject to any contributions therefor generally required of employees of the Company, Employee shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, dental, accident and short- and long-term disability insurance) that the Company may, in its sole and absolute discretion, make available generally to its employees or personnel similarly situated; provided that, Employee acknowledges and agrees that any such employee benefit plans may be altered, modified or terminated by the Company in accordance with their terms at any time in its sole discretion without recourse by Employee.

DOC ID - 29664930.2

4.3.    Paid Time Off. Employee shall be entitled to paid time off (“PTO”), accrued in accordance with the Company’s existing policies and practices, provided that such PTO shall to be taken at such time or times as shall be mutually convenient for the Company and Employee. PTO shall accrue, and unused PTO shall be allocated, pursuant to the Company’s existing policies and practices. For purposes of clarity, PTO shall not include any paid holidays separately observed by the Company pursuant to the Company’s policies and practices. Notwithstanding the foregoing or anything in this Agreement to the contrary, during the Employment Term, Employee is entitled to four (4) weeks of paid vacation per calendar year. All vacation must be pre-approved by the Executive Chairman.
4.4.    Business Expenses and Perquisites. Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company as may from time to time be in effect, Employee shall be entitled to reimbursement by the Company for reasonable travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder.
4.5.    Certain Other Matters. In connection with this Agreement, Employee shall execute and deliver the Employee Confidentiality, Assignment of Inventions, and Non-Solicitation Agreement (the “Non-Solicitation Agreement”) attached as Exhibit B.
4.6.    Taxes. All of Employee’s compensation, including, without limitation, the Base Salary and Bonus, shall be subject to withholding for all applicable federal, state and local employment-related taxes, including income, social security, and similar taxes.
5.    Termination.
5.1.    Termination by the Company. The Company may terminate Employee’s employment hereunder at any time with or without cause to be effective immediately upon delivery of notice thereof. The effective date of Employee’s termination shall be referred to herein as the “Termination Date.” If Employee’s employment is terminated by the Company pursuant to this Section 5.1, the Company shall pay Employee all earned but unpaid Base Salary prior to the Termination Date and, if consistent with the Company’s then-current policies and practices, the cash value of any accrued but unused PTO as of the Termination Date (collectively, “Accrued Obligations”).
(a)    Without Cause Termination. In the event Employee’s employment is terminated during the initial term of this Agreement by the Company or surviving companies (i.e., if the Company is acquired), in addition to the Accrued Obligations, for reasons other than for cause pursuant to Section 5.1(b) below, the Company shall also pay Employee (in increments according to the Company’s normal payroll schedule) the Base Salary for a period of six (6) months following the Termination Date and the earned but unpaid portion of the Bonus for the calendar year preceding the calendar year in which the Termination Date occurs (collectively, the “Severance Package”), provided that Employee satisfies the

DOC ID - 29664930.2

conditions set forth at the end of this paragraph (the “Severance Conditions”). Employee shall not be eligible for the Severance Package unless and until twenty-eight (28) days (including a seven-day revocation period) after Employee has first satisfied and continues to satisfy the following Severance Conditions: (1) Employee is in compliance with the Non-Solicitation Agreement; (2) Employee is in compliance with all of Employee’s obligations under this Agreement; and (3) Employee executes and delivers a waiver and general release of claims in favor of the Company and its affiliates substantially in the form of Exhibit C.
(b)    For Cause Termination. In the event Employee’s employment is terminated “for cause” (defined below) by the Company under this Section 5.1(b), the Company shall pay Employee only the Accrued Obligations. For purposes of this Agreement, “for cause” means: (i) Employee’s arbitrary, unreasonable or willful failure to perform, in any material respect, the duties and responsibilities required hereunder and assigned by the Executive Chairman from time to time (including, without limitation, continuous constructive collaboration with the Executive Chairman and other members of the management team) that is not cured by Employee within ten days after the first notice from the Company specifying the nature of the default in reasonable detail (i.e., how Employee has failed to perform or comply) or, if the default cannot be cured within such ten-day period, failure of Employee within such ten-day period to commence and pursue curative action with reasonable diligence; (ii) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties under this Agreement; (iii) Employee’s commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or its shareholders or other material dishonesty with respect to the Company; (iv) Employee’s conviction of, or the filing of a plea of nolo contendere or its equivalent, with respect to a felony or any other crime involving dishonesty or moral turpitude; (v) substance abuse (for the purposes of this agreement substance abuse is the use of alcohol or illegal substances including misuse of otherwise legally obtained medications that otherwise interferes with Employee’s ability to perform the functions of the position) that is materially injurious to the Company (whether from a monetary perspective or otherwise); or (vi) Employee’s material breach of Employee’s obligations under this Agreement or the Non-Solicitation Agreement that is not cured by Employee within ten days after the first notice from the Company specifying the nature of the default in reasonable detail (i.e., how Employee has failed to perform or comply) or, if the default cannot be cured within such ten-day period, failure of Employee within such ten-day period to commence and pursue curative action with reasonable diligence and to the reasonable satisfaction of the Company.
5.2.    Termination by Employee; Deemed Termination. Employee’s employment hereunder may be terminated by Employee at any time upon not less than ninety (90) days’ prior written notice from Employee to the Company. Employee agrees that such notice period is reasonable and necessary in light of the duties assumed by Employee pursuant to this Agreement and fair in light of the consideration Employee is receiving pursuant to this Agreement. In the event of such notice by Employee, the Company may limit the Employee’s activities during the notice period or

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the Company may impose any other restrictions it deems necessary and reasonable, including relieving Employee of all duties during the notice period.
(a)    Termination for Good Reason. Notwithstanding the foregoing, Employee shall be deemed to have terminated Employee’s employment with the Company for “good reason” and, in such case, in addition to the Accrued Obligations, Employee shall be entitled to the Severance Package (provided Employee satisfies the Severance Conditions) in the event any of the following occurs and Employee provides to the Company Notice of Termination (as defined in Section 5.3) during the time frame specified above or, if later, after any applicable cure period: (i) the Company reduces Employee’s Base Salary or benefits (other than in connection with a proportional reduction of the base salaries or benefits in excess of twenty percent (20%) of all executive employees of the Company); or (ii) the Company materially breaches any of Sections 4.1 through 4.4 hereof, or otherwise requires Employee to report to a senior executive other than the Chairman of the Board or the Chief Executive Officer; provided that any of the events described in clauses (i) or (ii) of this Section 5.2(a) shall be deemed termination for “good reason” only if the Company fails to cure such event within ten days after a written notice is delivered by Employee to the Company specifically identifying the event that may be deemed termination for “good reason” pursuant to this Section 5.2(a) or, if the default cannot be cured within such ten-day period, failure of the Company within such ten-day period to commence and pursue curative action with reasonable diligence and to the reasonable satisfaction of Employee.
(b)    Termination Without Good Reason. In the event Employee terminates Employee’s employment with the Company without “good reason” (as defined in Section 5.2(a)), the Company shall only pay Employee the Accrued Obligations.
5.3.    Notice of Termination. Any termination of employment by the Company or Employee shall be communicated by written Notice of Termination to the other Party in accordance with Section 9 hereof. For purposes of this Agreement, a “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
5.4.    Survival. The provisions of Sections 4, 5, and 6 hereof and the Non-Solicitation Agreement shall survive the termination of this Agreement.
6.    Confidentiality Agreement. In connection with this Agreement, Employee has executed the Non-Solicitation Agreement, which is incorporated herein by reference and made a part of this Agreement.
7.    Return of Company Property. Employee agrees that upon termination of Employee’s employment hereunder, Employee shall return immediately to the Company any proprietary materials, any materials containing Confidential Information (as defined in the Non-Solicitation

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Agreement) and any other Company or Company affiliate’s property then in Employee’s possession or under Employee’s control, including without limitation all notes, customer, voluntary benefits carrier, employer, employee and broker lists and contact information, drawings, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, personal digital assistants, computers, tablet devices, computer access codes, disks and instructional manuals, or any other physical property that Employee received, had access to, prepared, or helped prepare in connection with Employee’s employment under this Agreement. Following termination, Employee shall not retain any copies, duplicates, reproductions, or excerpts of Confidential Information, nor shall Employee show or give any of the above to any third party. Employee further agrees that Employee shall not retain or use for Employee’s account at any time any trade name, trademark, service mark, logo or other proprietary business designation used or owned in connection with the business of the Company or any affiliate of the Company.
8.    Specific Performance; Remedies. Employee agrees that, in the event of a breach or threatened breach of the Non-Solicitation Agreement, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy that may then be available.
9.    Notices. Any notice hereunder by either Party to the other shall be given in writing by personal delivery, email (with confirmation from the receiving party), facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Executive Chairman at the Company’s executive offices or to such other address as the Company may designate in writing at any time or from time to time to Employee with a copy (which shall not constitute notice) to the Company’s General Counsel at the Company’s executives offices, and if to Employee, to Employee’s most recent address and contact information on file with the Company. Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by facsimile, on the business day following receipt of delivery confirmation, if by email, on the date confirmation from the receiving Party is received by the Party providing notice, or, if by certified mail, on the date shown on the applicable return receipt.
10.    Successors and Assigns. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that the Company may assign this Agreement without Employee’s consent to an affiliate of the Company (or its successor), provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which employee’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith. This Agreement shall be binding on the Parties’ permitted successors and assigns.

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11.    Entire Agreement. This Agreement, the Non-Solicitation Agreement, and the Company’s policies and procedures as approved by the Company and in effect and as amended from time to time constitute the entire agreement between the Parties with respect to the subject matter hereof. To the extent there is any conflict between this Agreement and the Non-Solicitation Agreement, this Agreement shall prevail.
12.    Expenses. The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement.
13.    Governing Law. THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF GEORGIA. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
14.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
15.    Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver

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of such provision or of any other provision hereof; provided, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each Party agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably request to effectuate the terms and purposes of this Agreement.
16.    Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by both Parties.
17.    Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.
18.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile and electronically transmitted signature (e.g., portable document format) and such signatures shall be deemed to be originals.
19.    Legal Advice. Employee acknowledges that Employee has been advised to seek the advice of independent legal counsel and has either obtained such advice or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.
20.    [Signature Page Follows]

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Exhibit 10.14

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Employment Agreement as of the Effective Date.

EMPLOYEE:
/s/ Timothy T. Schneible
Timothy T. Schneible

COMPANY:

Priority Technology Holdings, Inc.

By: /s/ Thomas Priore
Name: Thomas Priore

Title:	President and Chief Executive Officer

DOC ID - 29664930.2
Signature Page to Employment Agreement

Exhibit 10.14

Exhibit A
[offer letter dated October 8, 2018, attached]
Exhibit B
EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS,
AND NON-SOLICITATION AGREEMENT
Timothy T. Schneible
In consideration of my employment with and continued employment by Priority Technology Holdings, Inc., a Delaware corporation (together with its affiliates, the “Company”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:
Confidentiality
I understand that the Company and its affiliates continually obtain and develop valuable proprietary and confidential information concerning their business, business relationships, and financial affairs, (the “Confidential Information”), that has or may become known to me in connection with my employment. By way of illustration but not limitation, Confidential Information shall include Inventions (as defined below), trade secrets, technical information, know-how, research and development activities, product, service and marketing plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, customer and supplier information, information (including contact coordinates) for employers and employees, and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, supplier, customer, carrier and claimant lists, claimant case files, internal financial data and other documents and records of the Company.
Confidential Information shall not include information that I can demonstrate: (1) is or becomes generally known within the Company’s industry through no fault of mine or any other person with an obligation of confidentiality to the Company; (2) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me; or (3) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.
I represent and warrant that: (1) I am not subject to any legal or contractual duty or agreement that would prevent or prohibit me from performing the duties contemplated by my employment agreement with the Company or otherwise contained herein, and (2) I am not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
I agree that I will not: (1) use, disclose, or reverse engineer any Confidential Information for any purpose other than the Business (as defined below), except as authorized in writing by the Company; (2) during my employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party or (b) any works of authorship developed in whole or in part by me during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (3) upon my resignation or termination (a) retain any Confidential Information, including any copies existing in any form (including electronic form), which are in my possession, custody, or control, or (b) destroy, delete, or alter any Confidential Information without the Company’s written consent.
I acknowledge that the confidentiality, property, and proprietary rights protections contained in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company may be entitled under federal and state law, including without limitation rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
I acknowledge that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such Confidential Information to myself or the Company.
I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary for my employment. Upon the termination of my employment, or at any time upon the Company’s request, I shall return immediately to the Company any and all materials containing any Confidential Information then in my possession or under my control.
Nothing contained herein or in my employment agreement with the Company is intended to or will be used in any way to limit your rights to communicate or cooperate with, or provide information to, a governmental agency or entity as provided for, protected under, or warranted by whistleblower or other provisions of applicable law or regulation.
Assignment of Inventions
I agree promptly to disclose to the Company any and all discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by me, under my direction or jointly with others in the course and scope of my employment by the Company, whether or not during normal working hours or on the premises of the Company, which relate directly or indirectly to the business of the Company or its affiliates (collectively, the “Business”) and arise out of my employment with the Company (hereinafter “Inventions”).
I hereby assign to the Company (or its designated affiliates) all of my right, title, and interest to the Inventions and any and all related patent rights, copyrights, and applications and registrations therefor. During and after my employment, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions, and I shall execute all documents that the Company shall reasonably request in order to perfect the Company’s (or its designated affiliates’) rights in the Inventions. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such state limitation.
I acknowledge that all original works of authorship made by me within the scope of my employment that are protectable by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the property of the Company, and the Company shall be the sole author within the meaning of the Act. I hereby waive all claims to moral rights in any Inventions. I further represent that there are no inventions made, conceived or first reduced to practice by me, under my direction or jointly with others prior to my employment with the Company.
Restrictive Covenants
I acknowledge and agree that: (1) my position is a position of trust and responsibility with access to Confidential Information; (2) the Confidential Information, and the relationship between the Company, its affiliates, and the employees and customers of each, are valuable assets of the Company that may not be used for any purpose other than the Business; (3) the names of any customers of the Company or its affiliates are considered Confidential Information that constitutes valuable, special, and unique property of the Company; (4) customer lists and customer information that have been compiled by the Company or its affiliates represent a material investment of the Company’s time and money; (5) the Company will invest its time and money in the development of my skills in the Business; and (6) the restrictions contained in this herein, including without limitation the restrictive covenants set forth in this Agreement, are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates, and they will not impair or infringe upon my right to work or earn a living when my employment with the Company ends.
I acknowledge that (1) the markets served by the Company are intended to be national in scope and not dependent on the geographic location of the executive personnel or the businesses by which they are employed, and (2) the below covenants are manifestly reasonable on their face. The Company and I expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company and are a significant element of the consideration hereunder. If the final judgment of a court of competent jurisdiction declares that any term or provision contained herein is invalid or unenforceable, the Company and I agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the covenants and agreements contained herein shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by law.
Non-Solicitation of Customers
I agree that, while I am employed by the Company and for a period of two years following any termination or cessation of such employment (such period, the “Non-Interference Period”), I shall not solicit, divert, or take away, or attempt to divert or take away, the business or patronage of any of the referral sources, clients, customers, or accounts of the Company for the purpose of selling or providing any products or services competitive with the Business.
Non-Solicitation and Non-Hire of Employees
While I am employed by the Company and during the Non-Interference Period, I will not, directly or indirectly, for my benefit or for the benefit of any person other than the Company, (1) solicit or assist any person to solicit, recruit, or induce any officer, director, Executive Chairman, executive, employee or consultant of the Company or its affiliates to (a) terminate his or her employment or relationship with the Company or its affiliates, or (b) work for any other person, or (2) hire or cause to be hired any person who is then, or who will have been at any point in time during the Non-Interference Period, an officer, director, Executive Chairman, executive, employee, or consultant of the Company or its affiliates.
Non-Competition
While I am employed by the Company and during the Non-Interference Period, I will not engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, partners, or in any other capacity whatsoever in the conduct or management of, or fund, invest in, lend to, own any stock or any other equity or debt investment in, or provide any services of any nature whatsoever to or in respect of any business that is competitive with or in the same line of business as the Business in the United States, provided that nothing in this Agreement shall prohibit me from being passive beneficial owner of less than two percent of the outstanding stock of any publicly-traded corporation.
Separate Obligations
I hereby acknowledge that the foregoing obligations are separate and distinct (and that I have received or will receive separate consideration for the foregoing obligations) from and not in derogation of any obligations I have undertaken in connection with any other agreements between myself and the Company.
Other Agreements
I hereby represent to the Company that I am not bound by any agreement or any other previous or existing business relationship that conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my employment. All existing business relationships and agreements that I have with persons other than the Company are set forth on Schedule A hereto.
General
This Agreement may not be assigned by either party, except that the Company may assign this Agreement to its affiliates or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signature (e.g., portable document format), and such signatures shall be deemed to be originals.
This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement. This Agreement may be changed only by a written instrument signed by both parties hereto.
In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.
No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
I acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and the Company’s legitimate business interests, are reasonable for such purpose, and are reasonable and valid in geographical and temporal scope and in all other respects and not overly broad or unduly burdensome. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that, in the event of such breach, the prevailing party in any such enforcement action shall be entitled, in addition to monetary damages and any other remedies available to the prevailing party under this Agreement and at law, to equitable relief, including injunctive relief, and to payment of all costs incurred by the prevailing party in enforcing or defending the provisions of this Agreement, including reasonable attorneys’ fees and costs. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.
This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Georgia without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

[Signature Page Follows]

I HAVE READ ALL OF THE PROVISIONS OF THIS EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, AND NON-SOLICITATION AGREEMENT AND I UNDERSTAND AND AGREE TO EACH OF SUCH PROVISIONS EFFECTIVE AS OF THE DATE FIRST SET FORTH ABOVE.

/s/ Timothy T. Schneible
Timothy T. Schneible

Acknowledged and Agreed to by:

Priority Technology Holdings, Inc.

By: /s/ Thomas Priore
Name:    Thomas Priore
Title:     President and Chief Executive Officer

Exhibit C

Form of Release

[DATE]

Priority Technology Holdings, Inc.
Attn: General Counsel
2001 Westside Parkway, Suite 155
Alpharetta, GA 30004
(together with its affiliates, the “Company”)

Except as set forth in the Employment Agreement by and between myself (the “Employee” or “I”) and the Company dated as of ___________ (the “Employment Agreement”), I am entitled to no severance or termination payment or benefits. I acknowledge the Company has no legal obligation to provide me with the benefits and consideration outlined in the Employment Agreement except as part of this release letter and in consideration for my signing of this release letter. I have been notified of my right to review this release letter with counsel, and I have received, if I so chose, legal advice concerning this release letter.

General Release. Employee acknowledges that the Company has no legal obligation to provide Employee with these benefits except as part of the Employment Agreement and in consideration for Employee signing this release letter and the waiver and release of claims contained herein. In return for these benefits, Employee irrevocably and unconditionally releases the Company and all affiliated companies, predecessors and successors of each and each such entity’s officers, directors, employees, agents, attorneys or insurers in their individual and representative capacities (collectively referred to as the “Company Parties”) from any and all claims, causes of action, complaints, damages, liabilities and expenses whatsoever, whether known or unknown, direct or indirect, at law or in equity and whether sounding in contract, tort or other theory (collectively, “Claims”) that Employee may have now, have had in the past or have in the future for or by reason of any matter, cause or thing whatsoever that has happened, developed or occurred on or before the date hereof, including without limitation in connection with Employee’s employment or termination of employment with the Company. This release of the Company includes any Claims that Employee might have for re-employment or for additional compensation or benefits (except as specifically stated below), and applies to Claims that Employee might have under federal, state or local law or ordinance dealing with employment, contract, wage and hour, tort, or civil rights matters, including, but not limited to, applicable local and state civil rights matters, including, but not limited to, applicable local and state civil rights laws or wage payment laws, Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts (42 USC § 1981-1988), the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), Section 806 of the Sarbanes Oxley Act of 2002 and any other Claims alleging retaliation of any nature, the Vietnam Era Veterans Readjustment Assistance Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Fair Labor Standards Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Family and Medical Leave Act, Executive Order 11246, and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), all as amended from time to time, together with all laws and regulations promulgated thereunder. Employee represents that there are no claims, complaints or charges pending against the Company in which Employee is a party or complainant, or any unasserted Workers’ Compensation claims. Employee further agrees not to institute any Claim to challenge the validity of this release or the circumstances surrounding its execution. This is a general release, including a waiver of Claims for age discrimination under federal and state statutes, such as the ADEA. Employee understands the waiver and release of claims does not affect rights or claims arising under the ADEA or the Older Workers Benefit Protection Act after the date of the execution of this release letter.

Covenant Not to Sue. Employee represents and warrants that Employee has not filed any Claims against the Company or any of the Company Parties with any local, state or federal court or administrative agency. Employee agrees and covenants not to sue or bring any Claims against the Company or any of the Company Parties with respect to any matters arising out of or relating to Employee’s employment with the Company or separation from the Company, or any Claims that as a matter of law cannot be released, such as under workers’ compensation, for unemployment benefits or any Claims related to the Company’s future involvement with, if any, Employee’s 401(k)/retirement plans with the Company. Except as set forth herein, in the event that Employee on Employee’s behalf institutes any such action, that Claim shall be dismissed upon presentation of this release letter, and Employee shall reimburse the Company for all legal fees and expenses incurred in defending such Claim and obtaining its dismissal.

Exclusion. Nothing in this release letter shall preclude Employee from filing a charge or complaint, including a challenge to the validity of this release letter, with the Equal Employment Opportunity Commission or any state anti-discrimination agency or from participating or cooperating in any investigation or proceeding conducted by any of such agencies. In the event that a charge or complaint is filed with any administrative agency by Employee or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Employee expressly waives and shall not accept any monetary awards or damages, costs or attorneys’ fees of any sort therefrom against the Company or any of the Releasees.

Waiting Period. I understand I have a period of up to 21 days to consider this release letter and that I have been advised to speak with an attorney. I agree this release letter is written in a manner that I understand what I am releasing. I understand that this release must be signed no later than 21 days from the date first set forth above for me to be entitled to the benefits of the Severance Package (as defined in the Employment Agreement). I agree that upon signing this release letter I become bound by its terms unless I revoke the release contained herein. I understand I may revoke the release contained herein within seven days after signing it; and that, unless I so revoke it, the release contained herein will be fully effective seven days after I have signed it. Once this release letter is fully effective, the Severance Package will be forwarded by U.S. mail according to the schedule in the terms of the Employment Agreement.

Yours truly,
Date:            Signature:
Print Name: Timothy T. Schneible

Exhibit D

Performance Goals

The following performance goals must be accomplished by June 30, 2019, with such achievement to be determined in the discretion of the Executive Chairman of the Board of the Company. The maximum eligible bonus component for each section is identified below each section, which may be awarded or reduced, in whole or in part, in the discretion of the Executive Chairman of the Board based on status of completion of the following goals:

1)	For the Company’s subsidiary Priority Integrated Partner Holdings, LLC:

a.	Establish a uniform business transition checklist and operational support elements for integrating acquired entities

b.	Create reporting structure for key performance indicators (KPI’s)

c.	Maximum bonus for accomplishing goal #1: $10,000

2)	For the Company’s Merchant Acquiring and Commercial Payments CPX divisions:

a.	Establish uniform payment operation functions for each revenue line

b.	Maximum bonus for accomplishing goal #2: $10,000

3)	For the Company’s ACH reject process

a.	Review and revise the ACH reject process with streamlined efficient operations

b.	Maximum bonus for accomplishing goal #3: $10,000

4)	For the Company’s MX Connect technology platform

a.	Review and revise the legal entity structure and nomenclature within the MX Connect reporting system

i.	Maximum bonus for accomplishing goal #4(a) is $5,000

b.	Review and provide contract pricing synchronization of merchant accounts within the MX Connect platform

i.	Maximum bonus for accomplishing goal #4(b) is $5,000

Exhibit E

Form of Restricted Stock Unit Award Agreement

[to be attached]

DOC ID - 29664930.2